PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 12, 1997)
                                  $500,000,000
                          TIME WARNER COMPANIES, INC.
                         UNCONDITIONALLY GUARANTEED BY
                                TIME WARNER INC.
                           7 1/4% DEBENTURES DUE 2017
                            ------------------------
     The 7 1/4% Debentures due 2017 are offered by Time Warner Companies, Inc. (the 'Issuer'), a direct wholly owned subsidiary of Time Warner Inc. (the 'Guarantor'). Interest on the Debentures will be payable semi-annually on April 15 and October 15 of each year, commencing April 15, 1998. The Debentures will not be subject to any sinking fund. The Debentures will mature on October 15, 2017 and will not be redeemable prior to maturity. See 'Description of the Debentures and the Guarantee'. The Debentures will be irrevocably, fully and unconditionally guaranteed (the 'Guarantee') on an unsecured basis by the Guarantor. The Debentures and the Guarantee will be senior securities and a senior obligation of the Issuer and the Guarantor, respectively, ranking equally with all other unsubordinated and unsecured indebtedness and other obligations of the Issuer and the Guarantor, respectively. The Guarantor is a holding company that derives its operating income and cash flow from the Issuer and Turner Broadcasting System, Inc. ('TBS'), a wholly owned subsidiary of the Guarantor. The Issuer is also a holding company. See 'Holding Company Structure' in the accompanying Prospectus. The Guarantor and its subsidiaries are collectively referred to as the 'Company'.
     The Debentures will be represented by Book-Entry Securities registered in the name of The Depository Trust Company ('DTC') or its nominee. Interests in such Book-Entry Securities will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, Debentures in definitive form will not be issued. Settlement for the Debentures will be made in immediately available funds. So long as the Debentures are registered in the name of DTC or its nominee, the Debentures will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in the Debentures will therefore settle in immediately available funds. See 'Description of the Debentures and the Guarantee'.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION  NOR  HAS THE
     SECURITIES   AND   EXCHANGE   COMMISSION  OR  ANY STATE  SECURITIES
       COMMISSION  PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS
         PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                        UNDERWRITING
                       PRICE TO         DISCOUNTS AND       PROCEEDS TO
                       PUBLIC(1)       COMMISSIONS(2)      ISSUER(1)(3)
--------------------------------------------------------------------------------
Per Debenture...        98.587%             .875%             97.712%
--------------------------------------------------------------------------------
Total...........     $492,935,000        $4,375,000        $488,560,000
================================================================================

(1) Plus accrued interest, if any, from October 8, 1997.
(2) Each of the Issuer and the Guarantor has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3) Before deducting estimated expenses of $450,000 payable by the Issuer.
                            ------------------------

     The Debentures are offered, subject to prior sale, when, as and if accepted by the several Underwriters and subject to approval of certain legal matters by Shearman & Sterling, counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Debentures will be made on or about October 8, 1997 through the book-entry facilities of The Depository Trust Company, against payment therefor in immediately available funds.
                            ------------------------

MERRILL LYNCH & CO.
                            BEAR, STEARNS & CO. INC.
                                                      MORGAN STANLEY DEAN WITTER
                            ------------------------
           The date of this Prospectus Supplement is October 3, 1997

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBENTURES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING TRANSACTIONS AND THE PURCHASE OF DEBENTURES TO COVER SYNDICATE SHORT POSITIONS, SYNDICATE SHORT-COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'UNDERWRITERS'.

                                  THE COMPANY

     The following summary of the business of the Company is qualified in its entirety by and should be read together with the more detailed information and financial statements included or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

     The Company, the world's leading media and entertainment company, has interests in four fundamental areas of business: Entertainment, consisting principally of interests in filmed entertainment, television production, television broadcasting, theme parks, recorded music and music publishing; Cable Networks, consisting principally of interests in cable television programming and sports franchises; Publishing, consisting principally of interests in magazine publishing, book publishing and direct marketing; and Cable, consisting principally of interests in cable television systems. Each of the Issuer and the Guarantor is a holding company that derives its operating income and cash flow from its subsidiaries and investments. The assets of the Guarantor consist primarily of its investments in the Issuer and TBS, and the assets of the Issuer consist primarily of its investments in its consolidated and unconsolidated subsidiaries, including Time Warner Entertainment Company, L.P. ('TWE'). The ability of the Issuer and the Guarantor to service their respective indebtedness and other liabilities, including the Debentures, is dependent primarily upon the earnings and cash flow of their respective consolidated and unconsolidated subsidiaries and the distribution or other payment of such earnings and cash flow to the Issuer and the Guarantor. See 'Holding Company Structure' in the accompanying Prospectus.

     The Guarantor became the parent of the Issuer and TBS on October 10, 1996 upon the merger of the Issuer and TBS with separate subsidiaries of the Guarantor (the 'TBS Transaction'), as more fully described in the accompanying Prospectus. In connection therewith, the Guarantor changed its name to Time Warner Inc. from TW Inc. and the Issuer changed its name from Time Warner Inc. to Time Warner Companies, Inc.

     The principal executive offices of each of the Issuer and the Guarantor are located at 75 Rockefeller Plaza, New York, NY 10019 and the telephone number of each is (212) 484-8000.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The historical and pro forma ratios of earnings to fixed charges for the Issuer and the Guarantor are set forth below for the periods indicated. The ratios of earnings to fixed charges for all periods after 1992 reflect the deconsolidation of the Entertainment Group, principally TWE, effective January 1, 1993.

     The historical ratio of earnings to fixed charges of the Guarantor for 1996 reflects (a) the TBS Transaction, including the assumption of approximately $2.8 billion of indebtedness, (b) the use of approximately $1.55 billion of net proceeds from the issuance of 1.6 million shares of Series M exchangeable preferred stock, having an aggregate liquidation preference of $1.6 billion, to reduce outstanding indebtedness (the 'Preferred Stock Refinancing') and (c) the acquisition of Cablevision Industries Corporation and related companies, including the assumption or incurrence of approximately $2 billion of indebtedness.

     The historical ratio of earnings to fixed charges for 1995 reflects (a) the acquisition of KBLCOM Incorporated and Summit Communications Group, Inc., including the assumption or incurrence of approximately $1.3 billion of indebtedness and (b) the exchange by Toshiba Corporation and ITOCHU Corporation of their direct and indirect interests in TWE.

     The historical ratio of earnings to fixed charges for 1993 reflects the issuance of $6.1 billion of long-term debt and the use of $500 million of cash and equivalents for the exchange or redemption of preferred stock having an aggregate liquidation preference of $6.4 billion. The historical ratio of earnings to fixed charges for 1992 reflects the capitalization of TWE on June 30, 1992 and associated refinancings, and the acquisition of the 18.7% minority interest in American Television and Communications Corporation as of June 30, 1992, using the purchase method of accounting for business combinations.

     The pro forma ratios of earnings to fixed charges for each of the Issuer and the Guarantor for the year ended December 31, 1996 give effect to (a) the Preferred Stock Refinancing and certain other debt refinancings and (b) with respect to the Guarantor only, the TBS Transaction, as if such transactions had occurred at the beginning of 1996. The pro forma information presented below should be read in conjunction with the pro forma consolidated condensed financial statements contained in the Guarantor's Current Report on Form 8-K dated March 21, 1997 and incorporated herein by reference. Such pro forma amounts are presented for informational purposes only and are not necessarily indicative of the actual ratios that would have occurred if such transactions had been consummated as of the dates indicated, nor are they necessarily indicative of future results.


                                                                         YEARS ENDED DECEMBER 31,
                                       SIX MONTHS ENDED      -------------------------------------------------
                                           JUNE 30,          PRO FORMA
                                     --------------------    ---------
                                       1997        1996        1996       1996    1995    1994    1993    1992
                                     --------    --------    ---------    ----    ----    ----    ----    ----

Issuer............................      1.6x        1.0x        1.2x      1.1x    1.1x    1.1x    1.1x    1.4x
Guarantor.........................      1.5x         *          1.1x      1.1x     *       *       *       *

------------

* In connection with the TBS Transaction that occurred on October 10, 1996, the Guarantor, formerly a wholly owned subsidiary of the Issuer, acquired each outstanding share of capital stock of the Issuer (other than shares held directly or indirectly by the Issuer) and became the parent of the Issuer. Accordingly, the historical ratios of earnings to fixed charges of the Issuer and the Guarantor are the same for all periods prior to such date because the Issuer is treated for financial reporting purposes as the predecessor of the Guarantor.

     For purposes of computing the ratio of earnings to fixed charges, earnings were calculated by adding (i) pretax income, (ii) interest expense, including previously capitalized interest amortized to expense and the portion of rents representative of an interest factor for the Guarantor and the Issuer and their respective majority-owned subsidiaries, (iii) the Guarantor's and the Issuer's respective proportionate share of the items included in (ii) above for their 50%-owned companies, (iv) preferred stock dividend requirements of majority-owned subsidiaries, (v) minority interest in the income of majority-owned subsidiaries that have fixed charges and (vi) the amount of undistributed losses of each of the Issuer's and the Guarantor's less than 50%-owned companies. Fixed charges consist of (i) interest expense, including interest capitalized and the portion of rents representative of an interest factor for the Guarantor and the Issuer and their respective majority-owned subsidiaries, (ii) the Guarantor's and the Issuer's respective proportionate share of such items for their 50%-owned companies and (iii) preferred stock dividend requirements of majority-owned subsidiaries. Earnings as defined include significant noncash charges for depreciation and amortization. Historical fixed charges of the Issuer and the Guarantor for the six months ended June 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 include noncash interest expense of $49 million, $46 million, $91 million, $176 million and $219 million, respectively, principally relating to the Issuer's Liquid Yield Option Notes due 2012 and 2013 and, in 1995 and 1994 only, the Issuer's Redeemable Reset Notes due 2002. Historical fixed charges of the Guarantor for the six months ended June 30, 1997 and the year ended December 31, 1996 include an additional $2 million and $5 million, respectively, in noncash interest expense relating to TBS's zero coupon convertible Debentures due 2007. Pro forma fixed charges of the Guarantor for the year ended December 31, 1996 similarly include an additional $14 million in noncash interest expense relating to TBS's zero coupon convertible notes due 2007 for the period prior to the consummation of the TBS Transaction.

                                USE OF PROCEEDS

     The net proceeds of $488,110,000 from the sale of the Debentures will be used by the Issuer to repay outstanding bank indebtedness of affiliates of the Issuer.

                DESCRIPTION OF THE DEBENTURES AND THE GUARANTEE

     The Debentures will be issued under an Indenture dated as of January 15, 1993, as supplemented from time to time (such Indenture, as so supplemented being called the 'Indenture'), between the Issuer and The Chase Manhattan Bank (formerly known as Chemical Bank) (the 'Trustee'), as Trustee. The following description of the particular terms of the Debentures offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made. Capitalized terms used but not defined herein or in the accompanying Prospectus have the meanings given to them in the Indenture. Section references are to the Indenture unless otherwise indicated.

GENERAL

     The Debentures will bear interest at an annual rate of 7 1/4%, payable semiannually on April 15 and October 15 of each year, commencing April 15, 1998 (each an 'Interest Payment Date'), to holders of record at the close of business on the April 1 or October 1 next preceding each such Interest Payment Date. The Debentures will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof. The principal of and interest on the Debentures will be payable and the transfer of the Debentures will be registrable through DTC as described under ' -- Book Entry System' below. (Sections 305 and 202 and Form of Debentures) The Issuer will not charge a service charge for any registration of transfer or exchange of Debentures; however, the Issuer may require payment by a Holder of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith. (Section 305) The Trustee shall authenticate and deliver Debentures in accordance with the Indenture and the procedures for dating, due execution by the Issuer and book-entry transfer set forth therein. (Section 303)

TERMS OF THE DEBENTURES

     The Debentures will be limited to $500,000,000 aggregate principal amount. The Debentures will mature on October 15, 2017 and will not be redeemable prior to maturity or entitled to any sinking fund.

GUARANTEE

     The Guarantor, as primary obligor and not merely as surety, will irrevocably and unconditionally guarantee (the 'Guarantee'), to each Holder of the Debentures, and to the Trustee and its successors and assigns, (i) the full and punctual payment of principal of and interest on the Debentures when due, whether at maturity, by acceleration or otherwise, and all other monetary obligations of the Issuer under the Indenture (including obligations to the Trustee) and the Debentures and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Issuer under the Indenture and the Debentures. The Guarantee constitutes a guarantee of payment, performance and compliance and not merely of collection. The obligation of the Guarantor to make any payments may be satisfied by causing the Issuer to make such payments. Further, the Guarantor agrees to pay any and all costs and expenses (including reasonable attorneys' fees) incurred by the Trustee or any Holder of Debentures in enforcing any of their respective rights under the Guarantee. (Section 2 of the Second Supplemental Indenture dated as of October 10, 1996 among the Issuer, Guarantor and the Trustee)

RANKING

     The Debentures will be senior indebtedness of the Issuer and will be direct, unsecured obligations of the Issuer, ranking on a parity with all other unsecured and unsubordinated indebtedness of the Issuer, and the Guarantee will be a senior obligation of the Guarantor and will be a direct unsecured obligation of the Guarantor, ranking on a parity with all other unsecured and unsubordinated obligations of the Guarantor. Each of the Issuer and the Guarantor is a holding company and the Debentures and the Guarantee will be effectively subordinated to all existing and future liabilities, including indebtedness, of the subsidiaries of the Issuer and the Guarantor, respectively. See 'Holding Company Structure' in the accompanying Prospectus.

BOOK-ENTRY SYSTEM

     The Debentures will be represented by one or more securities (the 'Global Securities') deposited with DTC and registered in the name of a nominee of DTC. Except as set forth below, the Debentures will be available for purchase in denominations of $1,000, and integral multiples thereof, in book-entry form only.

     Unless and until certificated Debentures are issued under the limited circumstances described below, no beneficial owner of a Debenture shall be entitled to receive a definitive certificate representing a Debenture. So long as DTC or its nominee is the registered owner of all the Global Securities, DTC or such nominee, as the case may be, will be considered to be the sole owner or holder of the Debentures for all purposes of the Indenture. Unless and until exchanged in whole or in part for the Debentures represented thereby, the Global Securities may not be transferred except in their entirety by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor depositary or any nominee of such successor.

     So long as the Global Securities represent the Debentures, payments of interest and principal will be made to DTC or its nominee, as the registered owner of the Global Securities. Payments to beneficial owners of the Debentures are expected to be made through DTC or its nominee, as described in the Prospectus. None of the Issuer, the Guarantor, the Trustee, any Paying Agent or the Registrar will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Securities for the Debentures or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     If DTC is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Issuer within 90 days, the Issuer will issue individual Debentures in definitive form in exchange for the Global Securities representing the Debentures. In addition, the Issuer may at any time and in its sole discretion determine not to have the Debentures represented by Global Securities, and, in such event, will issue individual Debentures in definitive form in exchange for the Global Securities. In either instance, the Issuer will issue Debentures in definitive form equal in aggregate principal amount to the Global Securities, in such names and in such principal amounts as DTC shall request. Debentures so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

     DTC has advised the Issuer and the Underwriters as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     A further description of DTC's procedures with respect to Global Securities is set forth in the accompanying Prospectus under 'Global Securities'. DTC has confirmed to the Issuer, the Underwriters and the Trustee that it intends to follow such procedures.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

NON-U.S. HOLDERS

     The following is a summary of certain United States Federal income tax consequences that may be relevant to a beneficial owner of the Debentures that is not (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any State thereof or the District of Columbia or (iii) a person otherwise subject to United States Federal income taxation on its worldwide income (any of the foregoing, a 'Non-U.S. Holder'). This summary deals only with Non-U.S. Holders that are initial holders of the Debentures and that will hold the Debentures as capital assets. It does not address the tax considerations applicable to Non-U.S. Holders if income or gain in respect of the Debentures is effectively connected with the conduct of a trade or business in the United States.

     Generally, payments of interest made with respect to the Debentures to a Non-U.S. Holder will not be subject to United States Federal income or withholding tax, provided that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Issuer entitled to vote, (ii) the Non-U.S. Holder is not a controlled foreign corporation for United States tax purposes that is directly or indirectly related to the Issuer through stock ownership and (iii) the Non-U.S. Holder complies with applicable certification requirements.

     Any capital gain realized on the sale, exchange, retirement or other disposition of a Debenture by a Non-U.S. Holder will not be subject to United States Federal income or withholding taxes unless such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition and meets certain additional requirements.

     PURCHASERS OF THE DEBENTURES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICABILITY OF UNITED STATES FEDERAL INCOME, WITHHOLDING AND OTHER TAXES UPON INCOME REALIZED IN RESPECT OF THE DEBENTURES.

BACKUP WITHHOLDING AND INFORMATION REPORTING FOR HOLDERS

     Any noncorporate holder of the Debentures may be subject to information reporting and backup withholding at a rate of 31% on certain amounts paid to the holder unless such holder provides proof of an applicable exemption (including a general exemption for Non-U.S. Holders) or correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules will be credited against the holder's Federal income tax liability.

                                  UNDERWRITERS

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Issuer has agreed to sell to the Underwriters named below, and the Underwriters have severally agreed to purchase, the respective principal amounts of the Debentures set forth opposite their names below:

              UNDERWRITER                                                               PRINCIPAL AMOUNT
                                                                                        ----------------
Merrill Lynch, Pierce, Fenner & Smith
              Incorporated...........................................................     $168,000,000
Bear, Stearns & Co. Inc..............................................................      166,000,000
Morgan Stanley & Co. Incorporated....................................................      166,000,000
                                                                                        ----------------
              Total..................................................................     $500,000,000
                                                                                        ----------------
                                                                                        ----------------

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Debentures are subject to the approval of certain legal matters by their counsel and to certain other conditions. Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Debentures if any are taken.

     The Issuer has been advised by the Underwriters that they initially propose to offer the Debentures in part directly to purchasers at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of .5% of the principal amount of the Debentures. The Underwriters may allow, and such dealers may reallow, a concession not to exceed .25% of the principal amount of the Debentures to certain brokers and dealers. After the initial offering of the Debentures, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Underwriting Agreement provides that each of the Issuer and the Guarantor will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and will be required to contribute to payments which the Underwriters may be required to make in respect thereof.

     Until the distribution of the Debentures is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters to bid for and purchase the Debentures. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Debentures. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Debentures.

     If the Underwriters create a short position in the Debentures in connection with the offering, i.e., if they sell more than the aggregate principal amount of Debentures that is set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing Debentures in the open market.

     The Underwriters may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Underwriters purchase Debentures in the open market to reduce the Underwriters' short position or to stabilize the price of the Debentures, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those Debentures as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     None of the Issuer, the Guarantor or any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Debentures. In addition, none of the Issuer, the Guarantor or any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     From time to time the Underwriters have provided, and continue to provide, investment banking services to the Issuer and the Guarantor for which customary compensation has been and will be received.

                                 LEGAL OPINIONS

     Certain legal matters will be passed upon for the Issuer and the Guarantor by Cravath, Swaine & Moore, New York, New York, and for the Underwriters by Shearman & Sterling, New York, New York.

PROSPECTUS

                          TIME WARNER COMPANIES, INC.
                                DEBT SECURITIES
                         UNCONDITIONALLY GUARANTEED BY
                                TIME WARNER INC.

     Time Warner Companies, Inc. (the 'Issuer') may offer from time to time, together or separately, unsecured notes, debentures or other evidences of indebtedness ('Debt Securities'), having an aggregate initial public offering price not to exceed $1,000,000,000 (including the U.S. dollar equivalent of securities for which the initial public offering price is denominated in one or more foreign currencies or composite currencies). The Debt Securities may be offered in one or more series, in amounts, at prices and on terms determined at the time of sale and set forth in a supplement to this Prospectus (a 'Prospectus Supplement').

     The Debt Securities will be irrevocably, fully and unconditionally guaranteed (the 'Guarantee') on an unsecured basis by Time Warner Inc. (the 'Guarantor'). The Issuer is a wholly owned subsidiary of the Guarantor. The Guarantor is a holding company that derives its operating income and cash flow from the Issuer and Turner Broadcasting System, Inc. ('TBS'), a wholly owned subsidiary of the Guarantor. The assets of the Guarantor consist primarily of its investments in the Issuer and TBS, and the assets of the Issuer consist primarily of its investments in its consolidated and unconsolidated subsidiaries. The Guarantor and its consolidated and unconsolidated subsidiaries are collectively referred to as the 'Company'.

     Unless otherwise specified in an accompanying Prospectus Supplement, the Debt Securities and the Guarantee will be senior securities of the Issuer and the Guarantor, respectively, ranking equally with all other unsubordinated and unsecured indebtedness and other obligations of the Issuer and the Guarantor, respectively.

     The specific terms of the Debt Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement, including, where applicable, the specific designation, aggregate principal amount, currency, denomination, maturity (which may be fixed or extendible), priority, interest rate (or manner of calculation thereof), if any, time of payment of interest, if any, terms for any redemption, terms for any repayment at the option of the holder, terms for any sinking fund payments, the initial public offering price, special provisions relating to Debt Securities in bearer form, provisions regarding original issue discount securities, additional covenants and any other specific terms of such Debt Securities.

     The Prospectus Supplement will also contain information, where applicable, about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Debt Securities covered by the Prospectus Supplement.

     The Debt Securities may be issued only in registered form, including in the form of one or more global securities ('Global Securities'), unless otherwise set forth in the Prospectus Supplement.
                            ------------------------

THESE SECURITIES  HAVE  NOT  BEEN  APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
         THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Debt Securities may be offered directly, through agents designated from time to time or through dealers or underwriters. If any agents of the Issuer or the Guarantor or any dealers or underwriters are involved in the offering of the Debt Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in the Prospectus Supplement. The net proceeds to the Issuer from such sale will also be set forth in the Prospectus Supplement.
                            ------------------------

                The date of this Prospectus is August 12, 1997.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'PLAN OF DISTRIBUTION'.

                            ------------------------

                             AVAILABLE INFORMATION

     The Guarantor is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the 'Commission'). The Issuer is not required to file periodic reports and other information under the Exchange Act. Instead, information with respect to the Issuer is provided, to the extent required by the Commission, in the required filings made by the Guarantor. Reports, proxy statements and other information filed by the Guarantor with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661; and copies of such material may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates, or through the World Wide Web (http://www.sec.gov). Such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York, on which one or more of the Guarantor's securities are listed.

     This Prospectus constitutes a part of a Registration Statement filed by the Issuer and the Guarantor with the Commission under the Securities Act of 1933, as amended (the 'Securities Act'). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Issuer, the Guarantor and the Debt Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents filed with the Commission by the Guarantor (File No. 001-12259) are incorporated by reference in this Prospectus:

          (a) the Guarantor's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Forms 10K/A dated March 27, 1997 and June 26, 1997 (as amended, the 'Guarantor's 1996 Form 10-K');

          (b) the Guarantor's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

          (c) the Guarantor's Current Report on Form 8-K dated March 21, 1997.

     All documents and reports subsequently filed by the Guarantor pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

     The Issuer will furnish without charge to each person, including any beneficial owner, to whom this Prospectus and the accompanying Prospectus Supplement are delivered, upon the written or oral request of such person, a copy of any or all the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents, and any other documents specifically identified herein as incorporated by reference into the Registration Statement to which this Prospectus relates or into such other documents. Requests should be addressed to: Shareholder Relations Department, Time Warner Inc., 75 Rockefeller Plaza, New York, New York 10019; telephone: (212) 484-6971.

                                  THE COMPANY

     The Company, the world's leading media and entertainment company, has interests in four fundamental areas of business: Entertainment, consisting principally of interests in filmed entertainment, television production, television broadcasting, theme parks, recorded music and music publishing; Cable Networks, consisting principally of interests in cable television programming and sports franchises; Publishing, consisting principally of interests in magazine publishing, book publishing and direct marketing; and Cable, consisting principally of interests in cable television systems. Each of the Issuer and the Guarantor is a holding company that derives its operating income and cash flow from its subsidiaries and investments. The assets of the Guarantor consist primarily of its investments in the Issuer and TBS, and the assets of the Issuer consist primarily of its investments in its consolidated and unconsolidated subsidiaries, including Time Warner Entertainment Company, L.P. ('TWE'). The ability of the Issuer and the Guarantor to service their respective indebtedness and other liabilities, including the Debt Securities, is dependent primarily upon the earnings and cash flow of their respective consolidated and unconsolidated subsidiaries and the distribution or other payment of such earnings and cash flow to the Issuer and the Guarantor. See 'Holding Company Structure'.

     The Guarantor became the parent of the Issuer and TBS on October 10, 1996 upon the merger of the Issuer and TBS with separate subsidiaries of the Guarantor (the 'TBS Transaction'), as more fully described below. In connection therewith, the Guarantor changed its name to Time Warner Inc. from TW Inc. and the Issuer changed its name from Time Warner Inc. to Time Warner Companies, Inc.

     TWE was formed as a Delaware limited partnership in 1992 to own and operate substantially all of the business of Warner Bros., Home Box Office and the cable television businesses owned and operated by the Issuer prior to such date. The Issuer and certain of its wholly owned subsidiaries own general and limited partnership interests in 74.49% of the pro rata priority capital ('Series A Capital') and residual equity capital ('Residual Capital') of TWE and 100% of the senior priority capital ('Senior Capital') and junior priority capital ('Series B Capital') of TWE. The remaining 25.51% limited partnership interests in the Series A Capital and Residual Capital of TWE are held by a subsidiary of U S WEST, Inc. The Issuer does not consolidate TWE and certain related companies (the 'Entertainment Group') for financial reporting purposes. The subsidiaries of the Issuer that own general partnership interests in TWE are collectively referred to herein as the 'Time Warner General Partners'.

TBS TRANSACTION

     On October 10, 1996, pursuant to an Amended and Restated Agreement and Plan of Merger dated as of September 22, 1995, as amended (the 'Merger Agreement'), among the Issuer, the Guarantor, TBS and certain of their wholly owned subsidiaries, among other things: (a) each of the Issuer and TBS became a wholly owned subsidiary of the Guarantor through a merger with a subsidiary of the Guarantor, (b) each outstanding share of common stock, par value $1.00 per share, of the Issuer, other than shares held directly or indirectly by the Issuer, was converted into one share of common stock of the Guarantor, (c) each outstanding share of preferred stock of the Issuer was converted into one share of a substantially identical series of preferred stock of the Guarantor, (d) each outstanding share of common stock of TBS, other than shares held directly or indirectly by the Issuer or the Guarantor or in the treasury of TBS, was converted into the right to receive 0.75 shares of common stock of the

Guarantor and (e) each outstanding share of preferred stock of TBS, other than shares held directly or indirectly by the Issuer or the Guarantor, was converted into the right to receive 4.8 shares of common stock of the Guarantor. Additional information on the TBS Transaction is set forth in Note 2 to the Guarantor's consolidated financial statements included in the Guarantor's 1996 Form 10-K, which is incorporated by reference herein.

     Immediately following the TBS Transaction, the Guarantor, as primary obligor and not merely as surety, irrevocably and unconditionally guaranteed (a) the full and punctual payment of principal of and interest on all outstanding publicly traded indebtedness ('Outstanding Securities') of each of the Issuer and TBS when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Issuer and TBS under the Outstanding Securities of the Issuer and TBS and the indentures relating to the Outstanding Securities (including the obligations to the respective trustees) and (b) the full and punctual performance within applicable grace periods of all other obligations of the Issuer and TBS under the Outstanding Securities and the respective indentures. The guarantee of the Outstanding Securities constitutes a guarantee of payment, performance and compliance and not merely of collection. The obligation of the Guarantor to make any payment pursuant to the guarantee may be satisfied by causing the respective issuer to make such payment. Further, the Guarantor agreed to pay any and all costs and expenses (including reasonable attorney's fees) incurred by any trustee or holder of Outstanding Securities in enforcing any of their respective rights under the guarantee of the Outstanding Securities.

     The Issuer's and the Guarantor's principal executive offices are located at 75 Rockefeller Plaza, New York, New York 10019.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The historical and pro forma ratios of earnings to fixed charges for the Issuer and the Guarantor are set forth below for the periods indicated. For periods in which earnings before fixed charges were insufficient to cover fixed charges, the dollar amount of coverage deficiency (in millions), instead of the ratio, is disclosed. The ratios of earnings to fixed charges (or coverage deficiencies) for all periods after 1992 reflect the deconsolidation of the Entertainment Group, principally TWE, effective January 1, 1993.

     The historical ratio of earnings to fixed charges (or coverage deficiency) of the Guarantor for 1996 reflects (a) the TBS Transaction, including the assumption of approximately $2.8 billion of indebtedness, (b) the use of approximately $1.55 billion of net proceeds from the issuance of 1.6 million shares of Series M exchangeable preferred stock, having an aggregate liquidation preference of $1.6 billion to reduce outstanding indebtedness (the 'Preferred Stock Refinancing') and (c) the acquisition of Cablevision Industries Corporation and related companies, including the assumption or incurrence of approximately $2 billion of indebtedness.

     The historical ratio of earnings to fixed charges for 1995 reflects (a) the acquisition of KBLCOM Incorporated and Summit Communications Group, Inc., including the assumption or incurrence of approximately $1.3 billion of indebtedness and (b) the exchange by Toshiba Corporation and ITOCHU Corporation of their direct and indirect interests in TWE.

     The historical ratio of earnings to fixed charges for 1993 reflects the issuance of $6.1 billion of long-term debt and the use of $500 million of cash and equivalents for the exchange or redemption of preferred stock having an aggregate liquidation preference of $6.4 billion. The historical ratio of earnings to fixed charges for 1992 reflects the capitalization of TWE on June 30, 1992 and associated refinancings, and the acquisition of the 18.7% minority interest in American Television and Communications Corporation as of June 30, 1992, using the purchase method of accounting for business combinations.

     The pro forma ratios of earnings to fixed charges for each of the Issuer and the Guarantor for the year ended December 31, 1996 give effect to (a) the Preferred Stock Refinancing and certain other debt refinancings and (b) with respect to the Guarantor only, the TBS Transaction, as if such transactions had occurred at the beginning of 1996. The pro forma information presented below should be read in conjunction with the pro forma consolidated condensed financial statements contained in the

Guarantor's Current Report on Form 8-K dated March 21, 1997 and incorporated herein by reference. Such pro forma amounts are presented for informational purposes only and are not necessarily indicative of the actual ratio or coverage deficiency that would have occurred if such transactions had been consummated as of the dates indicated, nor are they necessarily indicative of future results.

                                                 THREE MONTHS ENDED                           YEARS ENDED DECEMBER 31,
                                                     MARCH 31,                    -------------------------------------------------
                                      ----------------------------------------    PRO FORMA
                                             1997                  1996             1996       1996    1995    1994    1993    1992
                                      ------------------    ------------------    ---------    ----    ----    ----    ----    ----

Issuer.............................           1.8x                 $(76)              1.2x      1.1x    1.1x    1.1x    1.1x    1.4x
Guarantor..........................           1.7x                    *               1.1x      1.1x      *       *       *       *

------------

*In connection with the TBS Transaction that occurred on October 10, 1996, the Guarantor, formerly a wholly owned subsidiary of the Issuer, acquired each outstanding share of capital stock of the Issuer (other than shares held directly or indirectly by the Issuer) and became the parent of the Issuer. Accordingly, the historical ratios of earnings to fixed charges (or coverage deficiencies) of the Issuer and the Guarantor are the same for all periods prior to such date because the Issuer is treated for financial reporting purposes as the predecessor of the Guarantor.

     For purposes of computing the ratio of earnings to fixed charges, earnings were calculated by adding (i) pretax income, (ii) interest expense, including previously capitalized interest amortized to expense and the portion of rents representative of an interest factor for the Guarantor and the Issuer and their respective majority-owned subsidiaries, (iii) the Guarantor's and the Issuer's respective proportionate share of the items included in (ii) above for their 50%-owned companies, (iv) preferred stock dividend requirements of majority-owned subsidiaries, (v) minority interest in the income of majority-owned subsidiaries that have fixed charges and (vi) the amount of undistributed losses of each of the Issuer's and the Guarantor's less than 50%-owned companies. Fixed charges consist of (i) interest expense, including interest capitalized and the portion of rents representative of an interest factor for the Guarantor and the Issuer and their respective majority-owned subsidiaries, (ii) the Guarantor's and the Issuer's respective proportionate share of such items for their 50%-owned companies and (iii) preferred stock dividend requirements of majority-owned subsidiaries. Earnings as defined include significant noncash charges for depreciation and amortization. Historical fixed charges of the Issuer and the Guarantor for the three months ended March 31, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 include noncash interest expense of $24 million, $22 million, $91 million, $176 million and $219 million, respectively, principally relating to the Issuer's Liquid Yield Option Notes due 2012 and 2013 and, in 1995 and 1994 only, the Issuer's Redeemable Reset Notes due 2002. Historical fixed charges of the Guarantor for the three months ended March 31, 1997 and the year ended December 31, 1996 include an additional $2 million and $5 million, respectively, in noncash interest expense relating to TBS's zero coupon convertible notes due 2007. Pro forma fixed charges of the Guarantor for the year ended December 31, 1996 similarly include an additional $14 million in noncash interest expense relating to TBS's zero coupon convertible notes due 2007 for the period prior to the consummation of the TBS Transaction.

                                USE OF PROCEEDS

     Except as otherwise set forth in the Prospectus Supplement, the net proceeds to the Issuer from the sale of Debt Securities will be used to repurchase, redeem or otherwise repay indebtedness of the Company. Additional information on the use of net proceeds from the sale of any particular Debt Securities will be set forth in the Prospectus Supplement relating to such Debt Securities.

              DESCRIPTION OF THE DEBT SECURITIES AND THE GUARANTEE

GENERAL

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of any Debt Securities and the extent, if any, to which such general provisions will not apply to such Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities.

     The Debt Securities will be issued from time to time in series under an Indenture dated as of January 15, 1993, as supplemented from time to time (such Indenture, as so supplemented being called the 'Indenture'), between the Issuer and The Chase Manhattan Bank (formerly known as Chemical Bank) (the 'Trustee'), as Trustee. The statements set forth below are brief summaries of certain provisions contained in the Indenture, which summaries do not purport to be complete and are qualified in their entirety by reference to the Indenture, a copy of which is an exhibit to the Registration Statement of which this Prospectus is a part. Numerical references in parentheses below are to articles or sections of the Indenture, unless otherwise indicated. Wherever defined terms are used but not defined herein, such terms shall have the meanings assigned to them in the Indenture, it being intended that such referenced articles and sections of the Indenture and such defined terms shall be incorporated herein by reference.

     The Indenture does not limit the amount of Debt Securities which may be issued thereunder and Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Issuer. Any such limit applicable to a particular series will be specified in the Prospectus Supplement relating to that series.

     Reference is made to the Prospectus Supplement for the following terms of each series of Debt Securities in respect to which this Prospectus is being delivered: (i) the designation, date, aggregate principal amount, currency or currency unit of payment and authorized denominations of such Debt Securities;
(ii) the date or dates on which such Debt Securities will mature (which may be fixed or extendible); (iii) the rate or rates (or manner of calculation thereof), if any, per annum at which such Debt Securities will bear interest;
(iv) the dates, if any, on which such interest will be payable, (v) the terms of any mandatory or optional redemption (including any sinking, purchase or analogous fund) and any purchase at the option of holders (including whether any such purchase may be paid in cash, common stock or other securities or property); (vi) whether such Debt Securities are to be issued in the form of Global Securities and, if so, the identity of the Depository with respect to such Global Securities; and (vii) any other specific terms.

     Unless otherwise set forth in the Prospectus Supplement, interest on outstanding Debt Securities will be paid to holders of record on the date which is 15 days prior to the date such interest is to be paid. Unless otherwise specified in the Prospectus Supplement, Debt Securities will be issued in fully registered form only and in denominations of $1,000 and integral multiples thereof. Unless otherwise specified in the Prospectus Supplement, the principal amount of the Debt Securities will be payable at the corporate trust office of the Trustee in New York, New York. The Debt Securities may be presented for transfer or exchange at such office unless otherwise specified in the Prospectus Supplement, subject to the limitations provided in the Indenture, without any service charge, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charges payable in connection therewith. (Section
305)

GUARANTEE

     The Guarantor, as primary obligor and not merely as surety, will irrevocably and unconditionally guarantee (the 'Guarantee'), to each Holder of Debt Securities, and to the Trustee and its successors and assigns, (i) the full and punctual payment of principal of and interest on the Debt Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Issuer under the Indenture (including obligations to the Trustee) and the Debt Securities and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Issuer under the Indenture and the Debt Securities. The Guarantee constitutes a guarantee of payment, performance and compliance and not merely of collection. The obligation of the Guarantor to make any payments may be satisfied by causing the Issuer to make such payments. Further, the Guarantor agrees to pay any and all costs and expenses (including reasonable attorneys' fees) incurred by the Trustee or any Holder of Debt Securities in enforcing any of their respective rights under the Guarantee. (Section 2 of the Second Supplemental Indenture dated as of October 10, 1996 among the Issuer, the Guarantor and the Trustee).

RANKING

     Unless otherwise specified in a Prospectus Supplement for a particular series of Debt Securities, all series of Debt Securities will be senior indebtedness of the Issuer and will be direct, unsecured obligations of the Issuer, ranking on a parity with all other unsecured and unsubordinated indebtedness of the Issuer, and the Guarantee will be a senior obligation of the Guarantor and will be a direct unsecured obligation of the Guarantor, ranking on a parity with all other unsecured and unsubordinated obligations of the Guarantor. Each of the Issuer and the Guarantor is a holding company and the Debt Securities and the Guarantee will be effectively subordinated to all existing and future liabilities, including indebtedness, of the subsidiaries of the Issuer and the Guarantor, respectively. See 'Holding Company Structure'.

CERTAIN COVENANTS

     Limitation on Liens. The Indenture provides that neither the Issuer nor any Material Subsidiary of the Issuer shall incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness for money borrowed that is secured by a lien on any asset now owned or hereafter acquired by it unless the Issuer makes or causes to be made effective provision whereby the Debt Securities will be secured by such lien equally and ratably with (or prior to) all other indebtedness thereby secured so long as any such indebtedness shall be secured. The foregoing restriction does not apply to the following:

          (i) liens existing as of the date of the Indenture;

          (ii) liens created by Subsidiaries of the Issuer to secure indebtedness of such Subsidiaries to the Issuer or to one or more other Subsidiaries of the Issuer;

          (iii) liens affecting property of a person existing at the time it becomes a Subsidiary of the Issuer or at the time it merges into or consolidates with the Issuer or a Subsidiary of the Issuer or at the time of a sale, lease or other disposition of all or substantially all of the properties of such person to the Issuer or its Subsidiaries;

          (iv) liens on property existing at the time of the acquisition thereof or incurred to secure payment of all or a part of the purchase price thereof or to secure Indebtedness incurred prior to, at the time of, or within one year after the acquisition thereof for the purpose of financing all or part of the purchase price thereof;

          (v) liens on any property to secure all or part of the cost of improvements or construction thereon or indebtedness incurred to provide funds for such purpose in a principal amount not exceeding the cost of such improvements or construction;

          (vi) liens consisting of or relating to the sale, transfer or financing of motion pictures, video and television programs, sound recordings, books or rights with respect thereto or with so-called tax shelter groups or other third-party investors in connection with the financing of such motion pictures, video and television programming, sound recordings or books in the ordinary course of business and the granting to the Issuer or any of its Subsidiaries of rights to distribute such motion pictures, video and television programming, sound recordings or books; provided, however, that no such lien shall attach to any asset or right of the Issuer or its Subsidiaries (other than the motion pictures, video and television programming, sound recordings, books or rights which were sold, transferred to or financed by the tax shelter group or third-party investors in question or the proceeds arising therefrom);

          (vii) liens on shares of stock, indebtedness or other securities of a Person that is not a Subsidiary;

          (viii) other liens arising in connection with indebtedness of the Issuer and its Subsidiaries in an aggregate principal amount for the Issuer and its Subsidiaries not exceeding at the time such lien is issued, created or assumed the greater of (A) 10% of the Consolidated Net Worth of the Issuer and (B) $500 million; and

          (ix) any extensions, renewal or replacement of any lien referred to in the foregoing clauses (i) through (viii) inclusive, or of any indebtedness secured thereby; provided that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, or at the time the lien was issued, created or assumed or otherwise permitted, and that such extension, renewal or replacement lien shall be limited to all or part of substantially the same property which secured the lien extended, renewed or replaced (plus improvements on such property). (Section 1006)

     Limitation on Senior Debt. The Indenture provides that the Issuer will not, and will not permit any of its Subsidiaries to, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable for (collectively, 'incur') any Senior Debt, if after giving effect to such incurrence of Senior Debt, determined on a pro forma basis as if such incurrence had occurred on the first day of the Test Period, the Consolidated Cash Flow Coverage Ratio for the Issuer and its Subsidiaries for the Test Period would be less than 1.5 to 1; provided, however, that the foregoing restrictions will not apply to TWE or any of its Subsidiaries to the extent that the application of such restrictions would be prohibited under, or cause a violation of, TWE's bank credit agreement as in effect from time to time or any successor or replacement credit agreement. (Section 1007)

     Other than the restrictions in the Indenture on liens and incurrence of Senior Debt described above, the Indenture and the Debt Securities do not contain any covenants or other provisions designed to afford Holders of Debt Securities protection in the event of a recapitalization or highly leveraged transaction involving the Issuer.

     Limitation on Merger, Consolidation and Certain Sales of Assets. The Indenture provides that neither the Issuer nor the Guarantor will merge or consolidate with or into, or convey or transfer its property substantially as an entirety to, any Person unless (a) the successor is organized and existing under the laws of the United States or any State or the District of Columbia, (b) (i) in the case of the Issuer, the successor assumes the Issuer's obligations under the Indenture and the Debt Securities on the same terms and conditions and (ii) in the case of the Guarantor, the successor assumes the Guarantor's obligations under the Indenture and the Guarantee on the same terms and conditions and (c) immediately after giving effect to such transactions, there is no default under the Indenture. (Sections 801 and 802, as amended by the Third Supplemental Indenture dated as of December 31, 1996 (the 'Third Supplemental Indenture'), among the Issuer, the Guarantor and the Trustee.)

     Any additional covenants of the Issuer or the Guarantor pertaining to a series of Debt Securities will be set forth in a Prospectus Supplement relating to such series of Debt Securities.

CERTAIN DEFINITIONS

     The following are certain of the terms defined in the Indenture:

          'Consolidated Cash Flow' means, with respect to the Issuer, for any period, the net income of the Issuer and its Subsidiaries as determined on a consolidated basis in accordance with GAAP consistently applied, plus the sum of depreciation, amortization, other noncash charges which reduce net income, income tax expense and interest expense, in each case to the extent deducted in determining such net income, and excluding extraordinary gains or losses. Notwithstanding the foregoing, for purposes of determining the Consolidated Cash Flow of the Issuer, there shall be included, in respect of each other Person that is accounted for by the Issuer on the equity method (as determined in accordance with GAAP), the Issuer's proportionate amount of such other Person's and its Subsidiaries' consolidated net income, depreciation, amortization, other noncash charges which reduce net income, income tax expense and interest expense, in each case to the extent deducted in determining such other Person's net income, excluding extraordinary gains and losses.

          'Consolidated Cash Flow Coverage Ratio' means, for any period, the ratio for such period of Consolidated Cash Flow to Consolidated Interest Expense. In determining the Consolidated Cash Flow Coverage Ratio, effect shall be given to the application of the proceeds of Senior Debt whose incurrence is being tested to the extent such proceeds are to be used to repay or refinance other Senior Debt.

          'Consolidated Interest Expense' means, with respect to the Issuer, for any period, cash interest expense of the Issuer and its Subsidiaries on Senior Debt for such period other than the amount amortized during such period in respect of all fees paid in connection with the incurrence of such Senior Debt, such expense to be determined on a consolidated basis in accordance with GAAP consistently applied. Notwithstanding the foregoing, for purposes of determining the Consolidated Interest Expense of the Issuer, there shall be included, in respect of each other Person that is accounted for by the Issuer on the equity method (as determined in accordance with GAAP), the Issuer's proportionate amount of the cash interest expense of such other Person and its Subsidiaries on Senior Debt for the relevant period other than the amount amortized during such period in respect of all fees paid in connection with the incurrence of such Senior Debt, such expense to be determined on a consolidated basis in accordance with GAAP consistently applied.

          'Consolidated Net Worth' means, with respect to the Issuer, at the date of any determination, the consolidated stockholders' equity of the Issuer and its Subsidiaries, determined on a consolidated basis in accordance with GAAP consistently applied.

          'GAAP' means generally accepted accounting principles as such principles are in effect as of the date of the Indenture.

          'Material Subsidiary' means, with respect to the Issuer, any Person that is a Subsidiary if at the end of the most recent fiscal quarter of the Issuer, the aggregate amount, determined in accordance with GAAP consistently applied, of securities of, loans and advances to, and other investments in, such Person held by the Issuer and its other Subsidiaries exceeded 10% of the Issuer's Consolidated Net Worth.

          'Person' means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          'Senior Debt' means, with respect to any Person, all indebtedness of such Person in respect of money borrowed, determined in accordance with GAAP consistently applied, other than indebtedness as to which the instrument governing such indebtedness provides that such indebtedness is, or which is in effect, subordinated or junior in right of payment to any other indebtedness of such Person.

          'Subsidiary' means, with respect to any Person, any corporation more than 50% of the voting stock of which is owned directly or indirectly by such Person, and any partnership, association, joint venture or other entity in which such Person owns more than 50% of the equity interests or has the power to elect a majority of the board of directors or other governing body.

          'Test Period' means, with respect to any date, the period consisting of the most recent four full fiscal quarters for which financial information is generally available.

DEFEASANCE

     The Indenture provides that the Issuer (and to the extent applicable, the Guarantor), at its option, (a) will be Discharged from any and all obligations in respect of any series of Debt Securities (except in each case for certain obligations to register the transfer or exchange of Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with the covenants described above under 'Certain Covenants' and any other restrictive covenants described in a Prospectus Supplement relating to such series of Debt Securities, and certain Events of Default (other than those arising out of the failure to pay interest or principal on the Debt Securities of a particular series and certain events of bankruptcy, insolvency and reorganization) will no longer constitute Events of Default with respect to such series of Debt Securities, in each case if the Issuer deposits with the applicable Trustee, in trust, money or the equivalent in securities of the government which issued the currency in which the Debt Securities are denominated or government agencies backed by the full faith and credit of such government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, such series on the dates such payments are due in accordance with the terms of such series. To exercise any such option, the Issuer is required, among other things, to deliver to the Trustee an opinion of counsel to the effect that (i) the deposit and related defeasance would not cause the Holders of such series to recognize income, gain or loss for Federal income tax purposes and, in the case of a Discharge pursuant to clause (a), accompanied by a ruling to such effect received from or published by the United States Internal Revenue Service and (ii) the creation of the defeasance trust will not violate the Investment Company Act of 1940, as amended. In addition, the Issuer is required to deliver to the Trustee an Officers' Certificate stating that such deposit was not made by the Issuer with the intent of preferring the Holders over other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others. (Article 4, as amended by the Third Supplemental Indenture.)

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that, if an Event of Default specified therein with respect to any series of Debt Securities issued thereunder shall have happened and be continuing, either the Trustee thereunder or the Holders of 25% in aggregate principal amount of the outstanding Debt Securities of such series (or 25% in aggregate principal amount of all outstanding Debt Securities under the Indenture, in the case of certain Events of Default affecting all series of Debt Securities under the Indenture) may declare the principal of all the Debt Securities of such series to be due and payable. (Section 502)

     Events of Default in respect of any series are defined in the Indenture as being: (i) default for 30 days in payment of any interest installment with respect to such series; (ii) default in payment of principal of, or premium, if any, on, or any sinking fund or analogous payment with respect to, Debt Securities of such series when due at their stated maturity, by declaration or acceleration, when called for redemption or otherwise; (iii) default for 90 days after notice to the Issuer (or the Guarantor, if applicable) by the Trustee thereunder or by Holders of 25% in aggregate principal amount of the outstanding Debt Securities of such series in the performance of any covenant pertaining to Debt Securities of such series; (iv) failure to pay when due, upon final maturity or upon acceleration, the principal amount of any indebtedness for money borrowed of the Issuer in excess of $50 million, if such indebtedness is not discharged, or such acceleration annulled, within 60 days after written notice; and (v) certain events of bankruptcy, insolvency and reorganization with respect to the Guarantor, the Issuer or any Material Subsidiary of the Issuer which is organized under the laws of the United States or any political sub-division thereof. (Section 501, as amended by the Third Supplemental Indenture, and Form of Security.)

     Any additions, deletions or other changes to the Events of Default which will be applicable to a series of Debt Securities will be described in the Prospectus Supplement relating to such series of Debt Securities.

     The Indenture provides that the Trustee thereunder will, within 90 days after the occurrence of a default with respect to the Debt Securities of any series, give to the Holders of the Debt Securities of such series notice of all uncured and unwaived defaults known to it; provided that, except in the case of default in the payment of principal of, premium, if any, or interest, if any, on any of the Debt Securities of such series, the Trustee thereunder will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the Holders of the Debt Securities of such series. The term 'default' for the purpose of this provision means the happening of any of the Events of Default specified above, except that any grace period or notice requirement is eliminated. (Section 602)

     The Indenture contains provisions entitling the Trustee, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, to be indemnified by the Holders of the Debt Securities before proceeding to exercise any right or power under the Indenture at the request of Holders of the Debt Securities. (Section 603)

     The Indenture provides that the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting proceedings for remedies available to the Trustee or exercising any trust or power conferred on the Trustee in respect of such series, subject to certain conditions. (Section 512)

     The Indenture includes a covenant that the Issuer will file annually with the Trustee a certificate of no default or specifying any default that exists. (Section 1004)

     In certain cases, the Holders of a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of such series waive any past default or Event of Default with respect to the Debt Securities of such series or compliance with certain provisions of the Indenture, except, among other things, a default not theretofore cured in payment of the principal of, or premium, if any, or interest, if any, on any of the Debt Securities of such series. (Sections 513 and 1008)

MODIFICATION OF THE INDENTURE

     The Issuer and the Trustee may, without the consent of the Holders of the Debt Securities, enter into indentures supplemental to the Indenture for, among others, one or more of the following purposes: (i) to evidence the succession of another Person to the Issuer or the Guarantor, and the assumption by such successor of the Issuer's or the Guarantor's obligations under the Indenture and the Debt Securities of any series; (ii) to add covenants of the Issuer and the Guarantor, or surrender any rights of the Issuer or the Guarantor, for the benefit of the Holders of Debt Securities of any or all series; (iii) to cure any ambiguity, or correct any inconsistency in the Indenture; (iv) to evidence and provide for the acceptance of any successor Trustee with respect to one or more series of Debt Securities or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the Indenture; (v) to establish the form or terms of any series of Debt Securities; and (vi) to provide any additional Events of Default. (Section 901, as amended by the Third Supplemental Indenture.)

     The Indenture contains provisions permitting the Issuer and the Trustee thereunder, with the consent of the Holders of a majority in principal amount of the outstanding Debt Securities of each series to be affected, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of the Debt Securities of such series to be affected, except that no such supplemental indenture may, without the consent of the Holders of affected Debt Securities, among other things, change the fixed maturity of any Debt Securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce the number of shares of any common stock or other securities to be delivered by the Issuer in respect of a conversion of any convertible Debt Securities or reduce the aforesaid percentage of Debt Securities of any series the consent of the Holders of which is required for any such supplemental indenture. (Section 902)

THE TRUSTEE

     The Chase Manhattan Bank, formerly known as Chemical Bank, is the Trustee under the Indenture. The Trustee is a depository for funds and performs other services for, and transacts other banking business with, the Company in the normal course of business.

GOVERNING LAW

     The Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

                               GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depository (the 'Depository') identified in the Prospectus Supplement relating to such series. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

     The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. Unless otherwise specified in the Prospectus Supplement, the Issuer anticipates that the following provisions will apply to depository arrangements.

     Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ('Participants'). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Debt Securities or by the Issuer if such Debt Securities are offered and sold directly by the Issuer. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to interests of Participants) and records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interests in a Global Security.

     So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depository for such Global Security and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Issuer understands that under existing industry practices, if the Issuer requests any action of holders or if an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depository for such Global Security would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize beneficial owners owning through such Participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Payments of principal of and any premium and any interest on individual Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of the Issuer, the Trustee, any paying agent or the registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Issuer expects that the Depository for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depository or its nominee. The Issuer also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name'. Such payments will be the responsibility of such Participants.

     If a Depository for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Issuer within 90 days, the

Issuer will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, the Issuer may, at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of such series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Issuer, of $1,000 and integral multiples thereof. Any Debt Securities issued in definitive form in exchange for a Global Security will be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depository from Participants with respect to ownership of beneficial interests in such Global Security.

                           HOLDING COMPANY STRUCTURE

     Each of the Issuer and the Guarantor is a holding company, the assets of which consist primarily of investments in its consolidated and unconsolidated subsidiaries. The assets of the Guarantor consist primarily of its investment in the Issuer and TBS, and the assets of the Issuer consist primarily of its investments in its consolidated and unconsolidated subsidiaries, including TWE. A substantial portion of the consolidated liabilities of the Issuer and the Guarantor have been incurred by subsidiaries. TWE, which is not consolidated with either the Issuer or the Guarantor for financial reporting purposes, also has substantial indebtedness and other liabilities. The Issuer's and the Guarantor's rights and the rights of their creditors, including Holders of Debt Securities, to participate in the distribution of assets of any person in which the Issuer or the Guarantor owns an equity interest (including any subsidiary and TWE) upon such person's liquidation or reorganization will be subject to prior claims of such person's creditors, including trade creditors, except to the extent that the Issuer or the Guarantor may be a creditor with recognized claims against such person (in which case the claims of the Issuer and the Guarantor would still be subject to the prior claims of any secured creditor of such person and of any holder of indebtedness of such person that is senior to that held by the Issuer or the Guarantor). Accordingly, the Holders of Debt Securities may be deemed to be effectively subordinated to such claims.

     Each of the Issuer's and the Guarantor's ability to service its indebtedness and other obligations, including the Debt Securities and the Guarantee, and the ability of the Guarantor to pay dividends on its common and preferred stock is dependent primarily upon the earnings and cash flow of their respective consolidated and unconsolidated subsidiaries and the distribution or other payment of such earnings and cash flow to the Issuer and the Guarantor. The TWE Agreement of Limited Partnership and the respective bank credit facilities of TBS and TWI Cable Inc. ('TWI Cable') (a subsidiary of the Issuer) limit distributions and other transfers of funds to the Issuer and the Guarantor. Generally, distributions by TWE, other than tax distributions, are subject to restricted payments limitations and availability under certain financial ratios applicable to TWE. As a result of the acquisitions by subsidiaries of the Issuer of certain cable systems, certain subsidiaries of the Issuer have outstanding indebtedness and bank credit facilities that contain limitations on the ability of such subsidiaries to make distributions or other payments to the Issuer. Generally, distributions by each of TBS and TWI Cable, other than tax distributions, are subject to restricted payments limitations and availability under certain financial ratios applicable to TBS and TWI Cable under the respective bank credit facilities of which each is a borrower and party thereto.

     Additional information concerning the indebtedness of the Issuer and the Guarantor and its subsidiaries will be set forth in the Prospectus Supplement.

                              PLAN OF DISTRIBUTION

     The Issuer may sell the Debt Securities to one or more underwriters or dealers for public offering and sale by them or may sell the Debt Securities to investors directly or through agents. The Prospectus Supplement with respect to the Debt Securities offered thereby describes the terms of the offering of such Debt Securities and the method of distribution of the Debt Securities offered thereby and identifies any firms acting as underwriters, dealers or agents in connection therewith.

     The Debt Securities may be distributed from time to time in one or more transactions at a fixed price or prices (which may be changed) or at prices determined as specified in the Prospectus Supplement. In connection with the sale of the Debt Securities, underwriters, dealers or agents may be deemed to have received compensation from the Issuer in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Debt Securities for whom they may act as agent. Underwriters may sell the Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Certain of the underwriters, dealers or agents who participate in the distribution of the Debt Securities may engage in other transactions with, and perform other services for, the Issuer and the Guarantor in the ordinary course of business.

     Any underwriting compensation paid by the Issuer to underwriters or agents in connection with the offering of the Debt Securities, and any discounts, concessions or commissions allowed by underwriters to dealers, are set forth in the Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on the resale of the Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with the Issuer, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the Debt Securities will be passed upon for the Issuer and the Guarantor by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York and for the Underwriters, if any, named in a Prospectus Supplement, by Shearman & Sterling, 599 Lexington Avenue, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedules of the Guarantor and TWE appearing in the Guarantor's 1996 Form 10-K and the combined financial statements of the Time Warner Service Partnerships incorporated by reference therein, have been audited by Ernst & Young LLP, Independent Auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements and schedules are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Cablevision Industries Corporation at December 31, 1995, and for the year then ended, incorporated by reference in this Prospectus from the Guarantor's Current Report on Form 8-K dated March 21, 1997, have been audited by Ernst & Young LLP, Independent Auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Cablevision Industries Corporation as of December 31, 1994, and for each of the two years in the period ended December 31, 1994, incorporated by reference in this Prospectus from the Guarantor's Current Report on Form 8-K dated March 21, 1997, have been audited by Arthur Andersen LLP, Independent Public Accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Paragon Communications as of December 31, 1993 and 1994, and for each of the three years in the period ended December 31, 1994, incorporated by reference in this Prospectus from the Guarantor's 1996 Form 10-K, and the consolidated financial statements of TBS, as of December 31, 1994 and 1995, and for the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus from the Guarantor's Current Report on Form 8-K dated March 21, 1997, have been audited by Price Waterhouse LLP, Independent Accountants, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                            ------------------------
     No person is authorized to give any information or to make any representations other than those contained in this Prospectus or any accompanying Prospectus Supplement in connection with the offer made by this Prospectus or any Prospectus Supplement, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Issuer, the Guarantor or by any underwriter, dealer or agent. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which they relate. Neither the delivery of this Prospectus and any accompanying Prospectus Supplement nor any sale of or offer to sell the Debt Securities offered hereby shall, under any circumstances, create an implication that there has been no change in the affairs of the Issuer or the Guarantor, or that the information herein is correct as of any time after the date hereof. This Prospectus and any accompanying Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any of the Debt Securities offered hereby in any State to any person to whom it is unlawful to make such offer or solicitation in such State.

_____________________________                      _____________________________

     NO PERSON IS AUTHORIZED BY THE ISSUER OR THE GUARANTOR OR BY THE UNDERWRITERS OR ANY DEALER TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN SO AUTHORIZED. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OR ANY SALE MADE HEREUNDER DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE ON WHICH SUCH INFORMATION IS GIVEN.

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                               TABLE OF CONTENTS

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                                                       PROSPECTUS SUPPLEMENT

The Company.................................................................................................................   S-3
Ratio of Earnings to Fixed Charges..........................................................................................   S-3
Use of Proceeds.............................................................................................................   S-4
Description of the Debentures and the Guarantee.............................................................................   S-5
Certain United States Federal Income Tax Considerations.....................................................................   S-7
Underwriters................................................................................................................   S-8
Legal Opinions..............................................................................................................   S-8

                                                            PROSPECTUS

Available Information.......................................................................................................     2
Information Incorporated by Reference.......................................................................................     2
The Company.................................................................................................................     3
Ratio of Earnings to Fixed Charges..........................................................................................     4
Use of Proceeds.............................................................................................................     5
Description of the Debt Securities and the Guarantee........................................................................     5
Global Securities...........................................................................................................    11
Holding Company Structure...................................................................................................    13
Plan of Distribution........................................................................................................    13
Legal Opinions..............................................................................................................    14
Experts.....................................................................................................................    14

                                  $500,000,000
                          TIME WARNER COMPANIES, INC.
                         UNCONDITIONALLY GUARANTEED BY
                                TIME WARNER INC.


                               7 1/4% DEBENTURES
                                    DUE 2017


                           -------------------------
                             PROSPECTUS SUPPLEMENT
                           -------------------------


                              MERRILL LYNCH & CO.
                            BEAR, STEARNS & CO. INC.
                           MORGAN STANLEY DEAN WITTER


                                OCTOBER 3, 1997

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